Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-280990
May 14, 2026

Hashdex | 2026 For Institutional Investors Only

For Institutional Investors Only

## Index Specialist

Since 2018, Hashdex Asset Management has worked to **remove the barriers preventing professional investors from accessing crypto** with index-based ETFs.

## Investor Focused

We've partnered with Nasdaq to create the **Nasdaq CME Crypto Index**[1] to meet the high standards of financial advisors and institutional allocators.

## Global Approach

Hashdex has built **$1B in index products across eight countries**, including the world's first crypto index ETF and the first multi-asset ETF in the US.[2]

**$1B**
USD AUM [3]

**344K**
Investors

**20**
ETPs across eight countries [4]

1. Effective January 20, 2026, the index changed its name from Nasdaq Crypto Index (NCI) to Nasdaq CME Crypto™ Index
2. The Hashdex Nasdaq CME Crypto Index ETF began trading on the B3 Stock Exchange on February 9, 2021 and the Hashdex Nasdaq CME Crypto Index ETF began trading in the US on February 14, 2025.

3 - Source: Hashdex as of Mar 15, 2026
4 - Source: Hashdex as of Mar 15, 2026

Hashdex | 2026 Crypto's volatility spiked in Q1, returned to longer-term trend in April Crypto's long-term volatility trend is downward, but macro shocks create temporary spikes that investors should anticipate. Volatility data reflects past price changes and does not predict future risk or performance. Actual volatility may differ due to market conditions, economic events, or other factors. Volatility calculated using a 30D rolling window and annualized using 252 day. Elaborated by Hashdex Asset Management with data from CF Benchmarks and Bloomberg (from December 31, 2024 to March 31, 2026. NCI and S&P 500 30D rolling annualized volatility For Institutional Investors Only April Avg. NCI Vol: 43% Avg. S&P Vol: 18%

For Institutional Investors Only

# Correlation is not static — and that changes how you allocate

Short-term correlation convergence and long-term divergence create a structural lever for allocators if incorporated deliberately.

## Correlation Snapshot | YTD

| | BTC | ETH | XRP | SOL | ADA | LINK | XLM |
|---|---|---|---|---|---|---|---|
| BTC | 1.00 | | | | | | |
| ETH | 0.96 | 1.00 | | | | | |
| XRP | 0.99 | 0.95 | 1.00 | | | | |
| SOL | 1.00 | 0.96 | 0.99 | 1.00 | | | |
| ADA | 0.99 | 0.95 | 0.99 | 0.99 | 1.00 | | |
| LINK | 1.00 | 0.96 | 1.00 | 1.00 | 1.00 | 1.00 | |
| XLM | 0.99 | 0.95 | 1.00 | 0.99 | 1.00 | 1.00 | 1.00 |

In the short term, stress-driven correlation spikes reduce the diversification advantage of a multi-asset approach relative to a single-asset position.

## Correlation Snapshot | Since NCI Inception

| | BTC | ETH | XRP | SOL | ADA | LINK | XLM |
|---|---|---|---|---|---|---|---|
| BTC | 1.00 | | | | | | |
| ETH | 0.80 | 1.00 | | | | | |
| XRP | 0.55 | 0.58 | 1.00 | | | | |
| SOL | 0.55 | 0.62 | 0.46 | 1.00 | | | |
| ADA | 0.65 | 0.70 | 0.60 | 0.55 | 1.00 | | |
| LINK | 0.66 | 0.75 | 0.57 | 0.57 | 0.69 | 1.00 | |
| XLM | 0.57 | 0.59 | 0.73 | 0.40 | 0.67 | 0.60 | 1.00 |

Over the long term, correlations remain moderate — a multi-asset index captures structural diversification benefits that are inaccessible through a BTC-only allocation.

Hashdex | 2026

Correlation data sourced from Messari. "Since Inception" covers the period from June 1, 2020 to April 30, 2026. Assets shown reflect the current composition of the Nasdaq Crypto Index; historical constituents and the number of index components have changed over time due to periodic rebalancing. Past correlations are not indicative of future results. This material is for informational purposes only and should not be construed as investment advice.

Hashdex | 2026 Even a small allocation makes a big difference Adding NCI to a traditional 60/40 portfolio has historically improved returns, Sharpe Ratio and risk-adjusted efficiency. Past performance does not guarantee future results. You cannot invest directly in an index and its performance excludes fees, costs, and expenses incurred by actual funds. The 60/40 allocation is 60% "SPX Index" and 40% "LEGATRUU Index". NCITM allocations replace x% of the 60/40 portfolio with the NCITM. Rebalanced every 90 days. Elaborated by Hashdex Asset Management with data from Bloomberg from June 1st, 2020 to March 31, 2026. Annualized Returns (2020 - 2026) 60/40 Trad Allocation 2.5% NCI Allocation 5.0% NCI Allocation 10% NCI Allocation Annualized Return 7.6% 9.2% 10.7% 13.4% Volatility 10.6% 11.1% 11.8% 13.6% Max Drawdown -23.7% -24.8% -26.2% -29.3% Sharpe Ratio 0.45 0.57 0.66 0.77 For Institutional Investors Only

Hashdex | 2026 Finally, the crypto market in a single ETF. An investment in any investment vehicle and crypto assets is highly speculative and is not intended as a complete investment program. It is designed only for persons who can bear the economic risk of the loss of their entire investment and who have limited need for liquidity in their investment. There can be no assurance that the investment vehicles will achieve its investment objective or return any capital. No guarantee or representation is made that Hashdex's investment strategy, including, without limitation, its business and investment objectives, diversification strategies or risk monitoring goals, will be successful, and investment results may vary substantially over time. Nothing herein is intended to imply that Hashdex's investment methodology or that investing in any of the protocols or tokens mentioned in this Information may be considered "conservative," "safe," "risk free," or "risk averse." The Sponsor may waive all or a portion of the Management Fee for stated periods of time. The Management Fee compensates the Sponsor for managing the Trust's business and affairs. Calculated daily based on the Trust's NAV, the fee accrues daily and is paid monthly in cash directly to the Sponsor. Effective January 20, 2026, the index changed its name from Nasdaq Crypto Index (NCI) to Nasdaq CME Crypto™ Index. Effective January 20, 2026, the Fund changed its name from Hashdex Nasdaq Crypto Index US ETF (NCIQ) to Hashdex Nasdaq CME Crypto Index ETF (NCIQ). Discover how NCIQ can transform your portfolio: https://hashdex-etfs.com/NCIQ Ticker: NCIQ CUSIP: 41809Y102 Exchange: Nasdaq Benchmark Index: NCIS - Nasdaq CME Crypto Settlement PriceTM Index Management Fee: 0.25% Inception Date: February 14, 2025 Sponsor: Hashdex Asset Management Ltd. Administrator: U.S. Bancorp Fund Services, LLC Marketing Agent: Paralel Distributors LLC Available on major U.S. brokerage platforms, including Schwab, Fidelity, Pershing, and Robinhood. For Institutional Investors Only

Hashdex | 2026 /hashdex.com /@hashdex /@hashdex.crypto /hashdex For Institutional Investors Only

Hashdex Legal Disclaimer Hashdex has no role in the listing or management of NCIQ options. Options trading involves significant risk and is not suitable for all investors. Purchasing options may result in the total loss of the premium paid. Writing covered calls limits the potential upside on the underlying position. Options on NCIQ may have limited liquidity, particularly in the period following initial listing, which may result in wider bid-ask spreads and difficulty executing trades at desired prices. Investors should read the Options Disclosure Document (ODD) before trading options. The issuer has filed a registration statement (including a compiled Prospectus www.hashdex-etfs.com/NCIQ/prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus and/or prospectus supplement if you request it by calling (917) 525-5635. Before making an investment decision, you should carefully consider the risk factors and other information included in the Prospectus and Prospectus Supplement. Hashdex Nasdaq CME Crypto™ Index ETF — Registration Statement No. 333-280990 This material expresses Hashdex Asset Management Ltd. and its subsidiaries and affiliates ("Hashdex")'s opinion for informational purposes only and does not consider the investment objectives, financial situation or individual needs of one or a particular group of investors. We recommend consulting specialized professionals for investment decisions. Investors are advised to carefully read the prospectus or regulations before investing their funds. By receiving or reviewing this material, you agree that this material is confidential intellectual property of Hashdex and that you will not directly or indirectly copy, modify, recast, publish or redistribute this material and the information therein, in whole or in part, or otherwise make any commercial use of this material without Hashdex's prior written consent. No part of this material may be (i) copied, photocopied or duplicated in any form by any means or (ii) redistributed without the prior written consent of Hashdex. Investment in any investment vehicle and crypto assets is highly speculative and is not intended as a complete investment program. It is designed only for sophisticated persons who can bear the economic risk of the loss of their entire investment and who have limited need for liquidity in their investment. There can be no assurance that the investment vehicles will achieve its investment objective or return any capital. No guarantee or representation is made that Hashdex's investment strategy, including, without limitation, its business and investment objectives, diversification strategies or risk monitoring goals, will be successful, and investment results may vary substantially over time. The Fund, which is an ETP, is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. Hashdex serves as the sponsor for NCIQ. Paralel Distributors LLC serves as the marketing agent, and Coinbase Custody, BitGo Trust and Fidelity Digital Assets Services serve as crypto asset custodians. Nasdaq serves as the index administrator and listing venue. The fund administrator is U.S. Bank Global Fund Services. These entities are all unaffiliated. Important disclaimers For Institutional Investors Only

Nasdaq Disclaimer Nasdaq® is a registered trademark of Nasdaq, Inc. Corporations make no representation or warranty, whether express or implied, to the owners of the Fund(s) or any member of the public regarding the suitability of investing in securities in general or in the Fund(s) in particular, or the ability of the Nasdaq CME Crypto™ Index to track overall market performance. The information contained above is provided for informational and educational purposes only, and nothing contained herein should be construed as investment advice, either on behalf of a particular digital asset or an overall investment strategy. Neither Nasdaq, Inc. nor any of its affiliates makes any recommendation to buy or sell any digital asset or any representation about the financial condition of a digital asset. Statements regarding Nasdaq proprietary indexes are not guarantees of future performance. Actual results may differ materially from those expressed or implied. Past performance is not indicative of future results. Investors should undertake their own due diligence and carefully evaluate assets before investing. ADVICE FROM A FINANCIAL PROFESSIONAL IS STRONGLY ADVISED. Certain information contained herein (including financial information) has been obtained from published and unpublished sources. Such information has not been independently verified by Hashdex, and Hashdex does not assume responsibility for the accuracy of such information. Hashdex does not provide tax, accounting or legal advice. Certain information contained herein constitutes forward-looking statements, which can be identified by the use of terms such as "may," " will," "should," "expect," "anticipate," "project," "estimate," "intend," "continue" "believe" (or the negatives thereof ) or other variations thereof. Due to various risks and uncertainties, including those discussed above, actual events or results, the ultimate business or activities of Hashdex and its investment vehicles or the actual performance of Hashdex, its investment vehicles, or digital tokens may differ materially from those reflected or contemplated in such forward-looking statements. As a result, investors should not rely on such forward- looking statements in making their investment decisions. Important disclaimers For Institutional Investors Only